UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2020 (February 12, 2020)

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 Ringling Blvd., Suite 310, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2020, Vislink Technologies, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of (i) 12,445,000 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), together with 12,445,000 warrants (the “Warrants”) to purchase 9,333,750 shares of Common Stock, and (ii) 14,827,200 pre-funded warrants (the “Pre-Funded Warrants”), with each Pre-Funded Warrant exercisable for one share of Common Stock, together with 14,827,200 Warrants to purchase 11,120,400 shares of Common Stock. The Offering was conducted pursuant to an underwriting agreement, dated February 12, 2020 (the “Underwriting Agreement”), by and between the Company and A.G.P./Alliance Global Partners (the “Underwriters”).

The shares of Common Stock and accompanying Warrants were sold together at a combined public offering price of $0.22 per share. The Pre-Funded Warrants and accompanying Warrants were sold together at a combined public offering price of $0.2199 per share, and the exercise price of each Pre-Funded Warrant is $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of the Offering, in lieu of shares of Common Stock.

The Warrants have an exercise price of $0.2420 per share, are immediately exercisable, and expire one (1) year from the date of issuance. The Warrants also provide that 30 days after issuance each Warrant may be exercised, at the option of the holder, on a cashless basis for 0.75 shares of Common Stock. The Company has granted the Underwriters a 45-day option to purchase up to an additional 4,090,830 shares of Common Stock and/or 4,090,830 Warrants to purchase up to 3,068,122 shares of Common Stock cover over-allotments, if any. The shares of Common Stock, Pre-Funded Warrants and Warrants were issued separately and are immediately separable upon issuance.

A Registration Statement on Form S-1 (File No. 333-236230), relating to the Offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 3, 2020, an amendment to which was filed with the SEC on February 10, 2020, and was declared effective on February 11, 2020. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses and excluding the exercise of any Pre-Funded Warrants or Warrants, was approximately $6 million.

The Underwriting Agreement and the forms of Pre-Funded Warrant and Warrant are filed as Exhibits 1.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement and the forms of Pre-Funded Warrant and Warrant are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On February 14, 2020, in connection with the Underwriting Agreement, the Company closed the Offering, raising gross proceeds of approximately $6 million, before deducting underwriting discounts and commissions and other estimated Offering expenses and excluding the exercise of any Pre-Funded Warrants or Warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 12, 2020, by and between the Company and A.G.P./Alliance Global Partners.
5.1	Opinion of Sullivan and Worcester LLP.
10.1	Form of Warrant.
10.2	Form of Pre-funded Warrant.
23.1	Consent of Sullivan and Worcester LLP (contained in Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2020	VISLINK TECHNOLOGIES, INC.

	By:	/s/ Carleton M. Miller
	Name:	Carleton M. Miller
	Title:	Chief Executive Officer